Exhibit 10.1

RELEASE

WHEREAS, Donald R. Shassian (hereinafter referred to as “Executive”) is employed by OUTFRONT Media Inc., a Maryland corporation (hereinafter referred to as “Employer”), and is a party to an employment agreement, made as of January 1, 2017 (the “Employment Agreement”), which provides for Executive’s employment with Employer on the terms and conditions specified therein;

WHEREAS, Executive has notified Employer that he intends to retire from his position as Executive Vice President and Chief Financial Officer of Employer effective as of June 1, 2018; and

WHEREAS, Employer has agreed to provide Executive with a pro-rata bonus payment for 2018 and accelerate the vesting of Executive’s outstanding restricted stock unit (“RSU”) and performance restricted stock unit (“PRSU”) awards as described below upon his retirement in exchange for entering into a release of claims against Employer and its affiliates (this “Release”).

NOW, THEREFORE, in consideration of the premises and promises herein contained and for other good and valuable consideration received or to be received by Executive, it is agreed as follows:

1.    Bonus Payment and RSU Vesting. In exchange for Executive’s commitments set forth in this Release, Employer agrees to pay Executive a pro-rata portion of his annual bonus for 2018 in an amount equal to $230,208.33. Such amount shall be paid to Executive in a lump sum in cash within ten (10) days following the Effective Date (as defined in Section 4(b)). Additionally, the 23,198 RSUs and 30,502 PRSUs held by Executive that would have otherwise vested on February 18, 2019 had Executive remained in continuous service with Employer through such date shall vest in full, and be settled in stock, on the Effective Date. The offer to enter into this Release shall remain open for twenty-one (21) days from Executive’s receipt of this Release, after which time it shall be deemed withdrawn without further action or notice by Employer. Executive will not receive the bonus payment or special vesting treatment if this Release is not executed on or prior to the twenty-first (21st) day following receipt of this Release.

2.    Release in Full of All Claims. (a)    Executive acknowledges, understands and agrees that (i) he has no knowledge (actual or otherwise) of any complaint, claim or action that he may have against Employer and its owners, stockholders (only in their capacity as such), predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), or any of them; (ii) Executive hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges the Releasees from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any claims for salary, salary increases, alleged promotions, expanded job responsibilities, constructive discharge, misrepresentation, bonuses, equity awards of any kind, severance payments, unvested retirement benefits, vacation entitlements, benefits, moving expenses, business expenses, attorneys’ fees, any claims which he may have under any contract or policy (whether such contract or policy is written or oral, express or implied), rights arising out of alleged violations of any covenant of good faith and fair dealing (express or implied), any tort, any legal restrictions on Employer’s right to terminate employees, and any claims which he may have based upon any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1967, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the American with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act, as amended (“OWBPA”), the Worker Adjustment Retraining and Notification Act, as amended (“WARN”), the Occupational Safety and Health Act of 1970 (“OSHA”), the Family and Medical Leave Act of 1993, as amended (“FMLA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended, the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), that Executive now has, or has ever had, or ever shall have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that, in each case, directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by Employer (any of the foregoing being a “Claim” or, collectively, the “Claims”); and (iii) Executive will not now, or in the future, accept any recovery (including monetary damages or any form of personal relief) in any forum, nor will he pursue or institute any Claim against any of the Releasees, except that Executive shall be free to accept any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

(b)    Notwithstanding the foregoing, Executive has not waived and/or relinquished any rights he may have to file any Claim that cannot be waived and/or relinquished pursuant to applicable laws, including the right to file a charge or participate in any investigation with the Equal Employment Opportunity Commission or any other governmental or administrative agency that is responsible for enforcing a law on behalf of the government. Executive also acknowledges and understands that because Executive is waiving and releasing all Claims for monetary damages and any other form of personal relief per paragraph 2(a) (except for such monetary damages expressly excluded from such waiver as described in paragraph 2(a)), Executive may only seek and receive non-personal forms of relief through any such Claim. Moreover, this Release shall not apply to (i) any of the obligations of Employer or any other Releasee under the Employment Agreement, or under any benefit plans, contracts, documents or programs described or referenced in the Employment Agreement, (ii) any rights Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s certificate of incorporation and by-laws or otherwise, and (iii) any Claim for reimbursement of ordinary and necessary business expenses incurred by the Executive during the course of the Executive’s employment.

3.    Affirmation of Restrictive Covenant Obligations. In executing this Release, Executive hereby reaffirms his confidentiality, non-disparagement, non-competition, non-solicitation and other obligations set forth in Sections 9 through 13 of the Employment Agreement. In addition, the U.S. Defend Trade Secrets Act of 2016 (the “DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The DTSA also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

4.    ADEA/OWBPA Waiver & Acknowledgment. (a) Executive understands that he has been given a period of twenty-one (21) days to review and consider this Release before signing it pursuant to the Age Discrimination in Employment Act of 1967, as amended. Executive further understands that he may use as much of this 21-day period as Executive wishes prior to signing.

(b)   Executive acknowledges and represents that he understands that he may revoke the Release set forth in paragraph 2(a), including, the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended, effectuated in this Release, within seven (7) days of signing this Release (the “Revocation Period”). Revocation can be made by delivering a written notice of revocation to the General Counsel of Employer, 405 Lexington Avenue, New York, New York 10174. For this revocation to be effective, written notice must be received by the General Counsels no later than the close of business on the seventh day after Executive signs this Release. If Executive revokes the Release set forth in paragraph 2(a), Employer shall have no obligations to Executive as set forth under Section 1 of this Release. If Executive does not revoke the Release within the Revocation Period, this Release will become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

(c)    Executive represents and acknowledges that in executing this Release he is not relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Release or otherwise.

5.     No Admission of Wrongful Conduct. This Release shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.

6.     Enforceability. It is the desire and intent of the parties hereto that the provisions of this Release be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law shall prevail, but the provisions affected thereby shall be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Release shall remain in full force and effect and be fully valid and enforceable.

7.     Voluntary Execution. Executive represents and agrees (a) that Executive has, to the extent he desires, discussed all aspects of this Release with his attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Release, and (c) that Executive is voluntarily executing this Release.

8.     Governing Law. This Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This Release is binding on the successors and assigns of Executive. If any dispute arises under this Release, Executive hereby submits to and consents to the exclusive jurisdiction of the State of New York and agrees that such litigation will be conducted only in the courts of the State of New York.

PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This Release is executed as of the 24th day of May, 2018.

/s/ Donald R. Shassian
Donald R. Shassian